Exhibits 5.1 and 23.1

May 17, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

I am Corporate Executive Vice President, General Counsel and Chief Administrative Officer of Charles River Laboratories International, Inc., a Delaware corporation (the “Company”), and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the issuance of up to 7,198,598 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Charles River Laboratories International, Inc. 2018 Incentive Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures (other than those of officers of the Company) on all documents that I have examined are genuine.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ David P. Johst

David P. Johst, Esq.
Corporate Executive Vice President, General Counsel and Chief Administrative Officer